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                                                                     EXHIBIT 5.1
Advocaten Notarissen Belastingadviseurs


                                                    [NautaDutilh Letterhead]


P.O. Box 1110
3000 BC Rotterdam                                    Rotterdam, May 21, 2002
Weena 750
3014 DA Rotterdam
T +31 10 224 00 00
F +31 10 414 84 44
                                                     CNH Global N.V.
B.Th. Derogee                                        Global Management Offices
T +31 10 224 03 81                                   Opus Landmark Building,
F +31 10 224 05 55                                   100 South Saunders Road
bart.derogee@nautadutilh.com                         Lake Forest, Illinois 60045
                                                     United States of America


          Ladies and Gentlemen:

          We have acted as counsel for CNH Global N.V., a corporation organized under the laws of the Kingdom of the Netherlands (the "Company"), in connection with issuance through an at-the market underwritten public offering of 50,000,000 common shares, par value Euro 0.45 per share, of the Company (the "Offer Shares") and the issuance of up to 7,500,000 common shares, par value Euro 0.45 per share, of the Company (the "Over-Allotment Shares" and together with the Offer Shares the "Shares"). We are giving this opinion in connection with the Registration Statement on Form F-3 (Registration No. 333-84954) (the "Registration Statement") filed by the Company with the U.S. Securities and Exchange Commission (the "Commission") to effect registration of the Shares pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations of the Commission promulgated thereunder.

          We are a partnership of professional corporations and natural persons. Our general conditions as hereto attached apply to all legal relationships to which we are a party. We are advocates, civil law notaries and tax advisers qualified to carry on the practise of law in the Netherlands. Accordingly, we express no opinion herein as to the laws, or any matter governed by the laws, other than the laws of the Netherlands in full force and effect as at the date hereof as interpreted under published case law of the Netherlands courts and any issues of interpretation or liability arising under this opinion shall be submitted to the exclusive jurisdiction of the competent courts of the Netherlands.

          For the purposes of this opinion, we examined:

Amsterdam (a) the resolution of the Board of Directors of the Company dated
Brussel       March 25, 2002 (the "Resolution");
London
Madrid    (b) such documents and other records of the Company, and certificates
New York      of public officials and officers of the Company as we have deemed
Paris
Rotterdam

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                                                        [NautaDutilh Letterhead]


                                                         2
                                                         Rotterdam, May 21, 2002



          necessary or appropriate to provide a basis for the opinion set forth below.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and conformity to original documents of all documents submitted to us in copies.

Based upon and subject to the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized and, upon the delivery of the certificates evidencing the Shares to the Transfer Agent, will be validly issued and be fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our name in the prospectus contained in the Registration Statement.



Very truly yours,

for and on behalf Naura Dutilh



/s/ Bart Th. Derogee

Bart Th. Derogee


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                                                      [NautaDutilh Letterhead]



GENERAL CONDITIONS

1. NautaDutilh is a partnership consisting of professional corporations and natural persons. A list of partners will be provided on request.

2. The provisions in these general conditions are made for the benefit of not only the partnership NautaDutilh but also the partners, managing directors of the professional corporations and all persons working for the partnership.

3.1 All instructions are accepted and carried out by the partnership NautaDutilh only. The applicability of articles 7:404 and 7:407(2) of the Netherlands Civil Code is hereby expressly excluded.

3.2 In acting upon instructions, NautaDutilh may call upon the assistance, subject to its supervision, of the partners, managing directors of the professional corporations and NautaDutilh's employees, and in appropriate cases may engage the services of third parties.

3.3 The preceding paragraph shall not apply if and to the extent that the activities must, by law, be performed by a particular notary.

4. NautaDutilh shall exercise due care in carrying out instructions, performing all activities, and selecting third parties.

5.1 The total collective liability of NautaDutilh, the partners, the managing directors of the professional corporations and the employees of NautaDutilh shall in all circumstances be limited to the amount which is paid out under the firm's professional liability policy in the matter concerned, plus the amount of the deductible which must be borne by NautaDutilh pursuant to the applicable insurance policy in the relevant matter.

5.2 If, for whatever reason, the insurer makes no payment under the above insurance policy, any liability shall be limited to sum equal to three times the amount invoiced by NautaDutilh in the matter concerned in the relevant year, subject to a maximum of Euro 500,000.

5.3 NautaDutilh is only liable for a shortcoming by a third party if and to the extent that the damage arising therefrom can be recovered from that third party. NautaDutilh may accept any limitation of liability by a third party on behalf of its clients.

5.4 The client shall indemnify NautaDutilh and hold it harmless against all claims of third parties, including all costs incurred by NautaDutilh in connection therewith, which relate in any way to the activities performed for the client, except in the event of wilful misconduct or gross negligence on the part of NautaDutilh.

6. The legal relationships to which these general conditions apply shall be governed by and construed in accordance with the laws of the Netherlands. Disputes shall be submitted to the District Court of Amsterdam or Rotterdam, at the option of the claiming party, unless the cantonal court has jurisdiction. Notwithstanding the above, NautaDutilh shall have the right to institute proceedings in any competent court in the client's jurisdiction.

These General Conditions have been filed at the Court Registries of the District Courts of Amsterdam and Rotterdam.